Exhibit 99.1

[Letterhead of Sigma-Aldrich]

From: David Harvey, Chairman and CEO	For questions contact: Kirk A. Richter, Treasurer (314) 286-8004

FOR IMMEDIATE RELEASE

SIGMA-ALDRICH ELECTS AVI M. NASH AS DIRECTOR

ST. LOUIS, November 8, 2005 - At a meeting held today, the Board of Directors of Sigma-Aldrich Corporation elected Avi M. Nash as a Director of the Company.

Mr. Nash (age 52) heads a management consulting firm, Avi Nash LLC, that works with global chemical industry leaders in mergers and acquisitions, capital market transactions and other strategic matters. Prior to launching his firm in 2003, he was a partner at Goldman Sachs and led that firm’s investment research in Global Chemicals. Previously he worked at Booz, Allen & Hamilton and UOP Inc.

In announcing the election, David Harvey, Chairman and CEO of Sigma-Aldrich, said “We are extremely pleased to have Avi Nash join our Board. His broad insights in the chemical sector and related industries will help Sigma-Aldrich in its efforts to enhance an already strong leadership position in Life Science and High Technology.”

About Sigma-Aldrich: Sigma-Aldrich (NASDAQ: SIAL) is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 35 countries and has over 6,800 employees providing excellent service worldwide. We are committed to accelerating Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com.